As Filed with the Securities and Exchange Commission on November 14, 2023

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EMX ROYALTY CORPORATION

(Exact name of registrant as specified in its charter)

British Columbia	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

Suite 501 – 543 Granville Street

Vancouver, British Columbia V6C 1XB

Canada

(Address of Principal Executive Offices)

EMX Royalty Corporation Restricted Share Unit Plan

(Full title of plan)

C T Corporation System

28 Liberty Street

New York, New York 10005

(215) 590-9070

(Name, address and telephone number, including area code, of agent for service)

with a copy to:

John J. Koenigsknecht

David S. Stone

Neal, Gerber & Eisenberg LLP

Two North LaSalle Street

Suite 1700

Chicago, Illinois 60602

(312) 269-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement (the “Registration Statement”) on Form S-8 is being filed with the Securities and Exchange Commission (the “Commission”) for the purpose of registering the offer and issuance of common shares, no par value (the “Common Shares”) of EMX Royalty Corporation (“EMX,” “we,” “our,” “us”, the “Registrant,” the “Corporation” or the “Company”) to certain employees of the Company and/or its subsidiaries under the Company’s Restricted Share Unit Plan (as it may be amended from time to time, the “Plan”).

Pursuant to Part I of Form S-8, the information specified under Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to participants in the respective Plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, when taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Such documents are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated in this Registration Statement by reference and are made a part hereof:

(a)	The Company’s Annual Report on Form 40-F for the fiscal year ended December 31, 2022, filed with the Commission on March 28, 2023;

(b)	Consolidated Financial Statements for the three months ended March 31, 2023 (incorporated by reference to Exhibit 99.1 of the Company's Report on Form 6-K, as furnished to the Commission on May 15, 2023, and deemed filed herein);

(c)	Management's Discussion and Analysis of the Company for the three months ended March 31, 2023 (incorporated by reference to Exhibit 99.2 of the Company's Report on Form 6-K, as furnished to the Commission on May 15, 2023, and deemed filed herein);

(d)	Notice of Meeting and Management Information Circular of the Company dated May 13, 2023 (incorporated by reference to Exhibit 99.4 of the Company’s Report on Form 6-K, as furnished to the Commission on May 19, 2023, and deemed filed herein);

(e)	Consolidated Financial Statements for the six months ended June 30, 2023 (incorporated by reference to Exhibit 99.1 of the Company's Report on Form 6-K, as furnished to the Commission on August 14, 2023, and deemed filed herein);

(f)	Management's Discussion and Analysis of the Company for the six months ended June 30, 2023 (incorporated by reference to Exhibit 99.2 of the Company's Report on Form 6-K, as furnished to the Commission on August 14, 2023, and deemed filed herein);

(g)	Consolidated Financial Statements for the nine months ended September 30, 2023 (incorporated by reference to Exhibit 99.1 of the Company's Report on Form 6-K, as furnished to the Commission on November 13, 2023, and deemed filed herein);

(h)	Management's Discussion and Analysis of the Company for the nine months ended September 30, 2023 (incorporated by reference to Exhibit 99.2 of the Company's Report on Form 6-K, as furnished to the Commission on November 13, 2023, and deemed filed herein);

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(i)	Material Change Reports of the Company dated September 6, 2023 and September 18, 2023 (incorporated by reference to Exhibits 99.1 of the Company’s Reports on Form 6-K furnished to the Commission on September 6, 2023 and September 18, 2023, and deemed filed herein);

(j)	All other reports filed by the Registrant under Section 13(a) or 15(d) of the Exchange Act since January 1, 2023; and

(k)	The description of the Shares contained in the Company’s Annual Information Form filed as Exhibit 99.5 to, and incorporated by reference in, the Company’s Registration Statement on Form 40-F filed with the Commission on January 24, 2012, including any amendment or description filed for the purpose of updating such descriptions.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, including any Reports of Foreign Private Issuers on Form 6-K submitted during such period (or portion thereof) that is identified in such form as being incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Eric Jensen and Michael P. Sheehan are experts named in this Registration Statement who are employees of the Company.  Current employee experts may participate in the Plan.

Item 6. Indemnification of Directors and Officers.

Section 160 of the Business Corporations Act (British Columbia) (“BCBCA”) provides that a company may do one or both of the following:

(a)	indemnify an eligible party (as defined below) against all eligible penalties (as defined below) to which the eligible party is or may be liable;

(b)	after the final disposition of an eligible proceeding (as defined below), pay the expenses (which includes costs, charges and expenses (including legal and other fees) but excludes judgments, penalties, fines or amounts paid in settlement of a proceeding) actually and reasonably incurred by an eligible party in respect of that proceeding.

However, after the final disposition of an eligible proceeding, a company must pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party: (i) has not been reimbursed for those expenses: and (ii) is wholly successful, on the merits or otherwise, or is substantially successful on the merits, in the outcome of the proceeding. The BCBCA also provides that a company may pay the expenses, actually and reasonably incurred by an eligible party, as they are incurred in advance of the final disposition of an eligible proceeding if the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under the BCBCA, the eligible party will repay the amounts advanced.

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For the purposes of the applicable division of the BCBCA, an “eligible party”, in relation to a company, means an individual who:

(a)	is or was a director or officer of the company;

(b)	is or was a director or officer of another corporation at a time when the corporation is or was an affiliate of the company, or at the request of the company; or

(c)	at the request of the company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and includes, with some exceptions, the heirs and personal or other legal representatives of that individual.

An “eligible penalty” under the BCBCA means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding.

An “eligible proceeding” under the BCBCA is a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation, is or may be joined as a party, or is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. A “proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed. “Expenses” include costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding. An “associated corporation” means a corporation or entity referred to in paragraph (b) or (c) of the definition of “eligible party” above.

Notwithstanding the foregoing, the BCBCA prohibits a company from indemnifying an eligible party or paying the expenses of an eligible party if any of the following circumstances apply:

(a)

if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time such agreement was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(b)	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(c)	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interest of the company or the associated corporation, as the case may be; or

(d)	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

Additionally, if an eligible proceeding is brought against an eligible party by or on behalf of the company or an associated corporation, the company must not indemnify the eligible party or pay or advance the expenses of the eligible party in respect of the proceeding.

Whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA, section 164 of the BCBCA provides that, on the application of a company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

(a)	order a company to indemnify an eligible party against any liabilities incurred by the eligible party in respect of an eligible proceeding;

(b)	order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c)	order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;

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(d)	order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under section 164; or

(e)	make any other order the court considers appropriate.

The BCBCA provides that a company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation.

The Registrant’s articles (the British Columbia equivalent of by-laws) provide that the Registrant must indemnify a director, officer, former director or officer or alternate director of the Registrant and their heirs and legal personal representatives, as set out in the  BCBCA, against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director, officer, former director and officer and alternate director is deemed to have contracted with the Registrant on the terms of the indemnity contained in Registrant’s articles.

The Registrant’s articles defined “eligible penalty” to mean judgments, penalties or fines awarded or imposed in, or an amount paid in settlement of, an eligible proceeding. “Eligible proceeding” under the Registrant’s articles means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which a director, former director or alternate director of the Registrant (an “eligible party”) or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director or alternate director of the Registrant (a) is or may be joined as a party; or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or costs, charges and expenses, related to, the proceeding. “Expenses” in the Registrant’s articles has the meaning set out in the BCBCA.

The Registrant’s articles also provide that the Registrant must pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding but the Registrant must first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by the BCBCA, the eligible party will repay the amounts advanced.

The Registrant’s articles further provide that the Registrant may indemnify any other person in accordance with the BCBCA, and that the failure of a director, alternate director or officer of the Registrant to comply with the BCBCA or the Registrant’s articles does not invalidate any indemnity to which they are entitled under the Registrant’s articles.

The Registrant is authorized by its articles to purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who: (i) is or was a director, alternate director, officer, employee or agent of the Registrant; (ii) is or was a director, alternate director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Registrant; (iii) at the request of the Registrant, is or was a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; or (iv) at the request of the Registrant, holds or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity; against any liability incurred by them as such director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

The enforcement by shareholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Registrant is incorporated under the BCBCA, some of its directors and its executive officers are residents of Canada and a substantial portion of its assets and the assets of such persons are located outside of the United States. Shareholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of United States federal securities laws. It may be difficult to compel a foreign company and its officers and directors to subject themselves to a judgment by a United States court.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	EMX Royalty Corporation Restricted Share Unit Plan

5.1	Opinion of Cassels Brock & Blackwell LLP

23.1	Consent of Auditors – Davidson & Company LLP

23.2	Consent of Eric Jensen

23.3	Consent of Michael P. Sheehan

23.4	Consent of Mustafa Atalay

23.5	Consent of Metin Alemdar

23.6	Consent of Selim Yilmaz

23.7	Consent of Arif Umutcan Gelisen

23.8	Consent of Cassels Brock & Blackwell LLP. (included in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature pages of this Registration Statement).

107	Filing Fee Table.

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(b)	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Vancouver, British Columbia, country of Canada, on November 14, 2023.

EMX ROYALTY CORPORATION

By:	/s/ David M. Cole
David M. Cole
President & Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David M. Cole or Rocio Echegaray, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign one or more Registration Statements on Form S-8 and any or all amendments or supplements to the above Registration Statements, including post-effective amendments; and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform to all intents and purposes as he or she might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or the substitutes for such attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and powers of attorney have been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ David M. Cole David M. Cole	President, Chief Executive Officer and Director (principal executive officer)	November 14, 2023

/s/ Douglas L. Reed Douglas L. Reed	Chief Financial Officer (principal financial and accounting officer)	November 14, 2023

/s/ Michael D. Winn	Executive Chairman of the Board, Director	November 14, 2023
Michael D. Winn

/s/ Sunny S. C. Lowe	Director	November 14, 2023
Sunny S. C. Lowe

/s/ Henrik K. B. Lundin	Director	November 14, 2023
Henrik K. B. Lundin

/s/ Larry M. Okada	Director	November 14, 2023
Larry M. Okada

/s/ Geoff Smith	Director	November 14, 2023
Geoff Smith

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of EMX Royalty Corporation in the United States on November 14, 2023.

By:	/s/ David M. Cole
	Name:	David M. Cole
	Title:	President and Chief Executive Officer

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